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                                                                   EXHIBIT 10.02


                                                                January 31, 2000


Mr. Ron Moritz
3757 Starr King Circle
Palo Alto, CA 94306

Dear Ron,

On behalf of Symantec Corporation, I am pleased to offer you employment as Vice President and Chief Technical Officer. In this position you will report directly to John Thompson, CEO, President and Chairman of the Board of Directors. This position will be located in our Cupertino offices. Your starting base salary will be $240,000 annually, and you will be eligible for an annual focal review. At this rate of compensation, you would be eligible, at 100% of company and individual performance, to an additional 60% of annual base salary, which would bring your total target annual cash to $384,000. Symantec will also reimburse you or your current employer, upon production of proper documentation, up to $17,000 of moving expenses currently owed to your former employer.

Symantec will pay you a one-time hire-on bonus in the amount of $15,000 net (less withholding allowances) payable within thirty (30) days after you begin employment with us. If you voluntarily terminate employment with Symantec prior to completing one year of service, you will be required to reimburse Symantec a prorated share of the total hire-on bonus.

You also will be entitled to Tax preparation service and Non-qualified deferred compensation plan (NQDCP).

As a member of Symantec's Executive Staff, you will be eligible to participate in a wide variety of Executive Staff benefit plans including the Executive Staff Variable Compensation Plan, 423 Stock Purchase Plan, matching 401(k) savings and investment plan, health insurance and many other benefits.

We will recommend to the Board of Directors that you be granted an option to purchase 50,000 shares of Symantec's common stock under our 1996 Stock Option Plan. The price of the stock will be the closing price of the Company's Common Stock on the Nasdaq National Market on the last trading day prior to the option grant date, as reported in the Wall Street Journal. The option will vest over a four-year period starting from your date of hire, at the rate of 25% of the option at the end of your first year of employment and on a monthly basis thereafter.

Attached is an Employment Agreement that must be signed and returned with your signed offer letter. This Agreement must be signed before you start work at Symantec. It requires that you hold in confidence any proprietary information received as an employee of Symantec and to assign to us any inventions that you make while employed by Symantec. We wish to impress upon you that we do not wish you to bring with you any confidential or proprietary material of any former employer or to violate any other obligation to your former employers, and that the Agreement that you will be asked to sign contains a representation by you that you have not brought nor will you use any such material at Symantec.

This letter does not constitute a contract of employment for any specific period of time but will create an "employment at will" relationship. This means that the employment relationship may be terminated by either party for any reason at any time. Any statements or representation to the contrary (and, indeed any statements contradicting any provisions of this letter) should be regarded by you as ineffective. Participation in any of Symantec's stock option or benefit programs is not to be regarded as assurance of continued employment for any particular period of time.


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Please note that to comply with regulations adopted in the Immigration Reform and Control Act of 1986 (IRCA), we require that you present documentation demonstrating that you have the authorization to work in the United States on your first working day. If you have any questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, please contact me.

Please confirm your acceptance of this offer by signing this letter in the space indicated and returning it to my attention in the enclosed envelope and faxing your acceptance to fax no. (408) 864-2485.

Ron, I believe that Symantec will continue to be a leading force in the software industry and I sincerely hope that you will accept this offer and join us in building the future. I know that you would be a great addition to the team!

Sincerely,



John W. Thompson
CEO, President, and Chairman of the Board of Directors




I accept the offer of employment stated in this letter, and expect to commence employment on _______________, 2000.


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